Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

OLDCO TECHNOLOGY GROUP, INC.

WITH AND INTO

OCZ TECHNOLOGY GROUP, INC.

Pursuant to Section 253 of the Delaware General Corporation Law

OCZ Technology Group, Inc., a Delaware corporation (the “Corporation”), which desires to merge (the “Merger”) OldCo Technology Group, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation (“Subsidiary”), with and into the Corporation on the terms set forth below and in the Plan of Merger (as defined below), pursuant to the terms and provisions of Section 253 of the Delaware General Corporation Law, as amended (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Corporation owns 100% of the outstanding shares of each class of outstanding capital stock of Subsidiary.

SECOND: That the Board of Directors (the “Board”) of the Corporation, by the following resolutions duly adopted during a telephonic meeting held on January 23, 2014, determined to effect the Merger as follows:

WHEREAS, the Board deems it desirable and in the best interests of the Corporation to change the name of the Corporation to “ZCO Liquidating Corporation”;

WHEREAS, pursuant to the terms and provisions of Section 253(b) of the DGCL the Board may effect the change of name of the Corporation without stockholder approval upon forming a subsidiary, causing the subsidiary to merge with and into the Corporation and setting forth in a Certificate of Ownership and Merger to be filed with the Office of the Delaware Secretary of State a provision providing for the change of name of the Corporation;

WHEREAS, the Corporation has formed OldCo Technology Group, Inc., a Delaware corporation, of which the Corporation owns beneficially and of record 100% of the issued and outstanding capital stock;

WHEREAS, the Board deems it desirable and in the best interests of the Corporation to merge Subsidiary with and into the Corporation, such that the Corporation shall be the surviving corporation of the Merger and pursuant to the terms and provisions of which the Corporation shall effect a change of name to “ZCO Liquidating Corporation”; and

WHEREAS, there has been presented to the Board a Plan of Merger (the “Plan of Merger”) which provides for, among other things, the merger of Subsidiary with and into the Corporation, such that the Corporation shall be the surviving corporation of the Merger and pursuant to the terms and provisions of which the Corporation shall effect a change of name to “ZCO Liquidating Corporation”.

NOW THEREFORE, BE IT RESOLVED, that, in accordance with the DGCL (including, without limitation, Section 253 of the DGCL), the Board hereby authorizes, adopts and approves in all respects the Plan of Merger;

BE IT FURTHER RESOLVED, that the President, the Chief Restructuring Officer, any Vice President, the Secretary and the Treasurer of the Corporation (each, an “Authorized Officer”) are each hereby authorized, in the name and on behalf of the Corporation, to execute a Certificate of Ownership and Merger to be filed with the Office of the Delaware Secretary of State and to execute and deliver any such other certificates, instruments or documents, if any, as any of such Authorized Officers may deem necessary or appropriate to consummate the Merger and the purposes and transactions contemplated by the terms and provisions of the Plan of Merger;

FURTHER RESOLVED, that the Authorized Officers of the Corporation are each hereby authorized to take from time to time, in the name and on behalf of the Corporation, such actions and to execute and deliver from time to time, in the name and on behalf of the Corporation, such certificates, instruments, notices and documents as may be required or as such officer may deem necessary, advisable or proper in order to carry out the purposes and intent of the foregoing resolutions; all such acts and things done or caused to be done, and all such certificates, instruments, notices and documents, to be performed, executed and delivered in such form as the Authorized Officer performing or executing the same may approve, the performance or execution thereof by such Authorized Officer to be conclusive evidence of the approval thereof by such Authorized Officer and by this Board;

FURTHER RESOLVED, that any and all action heretofore or hereafter taken by each Authorized Officer of the Corporation in accordance with the foregoing resolutions is hereby approved, ratified and confirmed as the act and deed of the Corporation.

THIRD: That the Corporation does hereby merge Subsidiary with and into the Corporation on the terms set forth in the Plan of Merger, with the Corporation being the surviving corporation of the Merger.

FOURTH: That the name of the surviving corporation in the Merger is OCZ Technology Group, Inc.

FIFTH: The certificate of incorporation of the Corporation, as amended and restated and in effect immediately prior to the Effective Time shall be the amended and restated certificate of incorporation of the surviving corporation upon the effectiveness of the Merger except that Article First thereof shall be amended in its entirety to read as follows:

Article First: The name of the corporation is: ZCO Liquidating Corporation

SIXTH: That the Merger shall become effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed its duly authorized officer as of this 24th day of January, 2014.

OCZ TECHNOLOGY GROUP, INC.

By:	/s/ Tim Boates
Name: Tim Boates
Title: Chief Restructuring Officer